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                                                                 EXHIBIT 1-A

                          AMENDMENT TO RIGHTS AGREEMENT


                  THIS AMENDMENT between FSI International, Inc., a Minnesota corporation (the "Company"), and Harris Trust and Savings Bank (the "Rights

Agent"), dated as of March 26, 1998 (this "Amendment"), to Rights Agreement dated as of May 22, 1997 (the "Original Agreement") between the Company and the

Rights Agent.

                 WHEREAS,  the Company and the Rights  Agent have  entered into the Original Agreement;  and


                 WHEREAS,  the Board of Directors of the Company has determined to amend the Original Agreement in accordance with Section 27 thereof.


                 ACCORDINGLY, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:


                  1. Section 1(a) of the Original Agreement is hereby amended in its entirety to read as follows:


                  (a) "Acquiring Person" shall mean any Person (as such term is defined in this Agreement) who or which, together with all Affiliates and Associates (as such terms are defined in this Agreement) of such Person, shall be the Beneficial Owner (as such term is defined in this Agreement) of 15% or more of the Common Shares of the Company then outstanding, but shall not include (i) the Company, (ii) any Subsidiary (as such term is defined in this Agreement) of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, (iv) any entity holding Common Shares for or pursuant to the terms of any such plan described in clause (iii) of this sentence or
         (v) EQSF Advisers, Inc., M. J. Whitman Advisers, Inc., or their Affiliates and Associates (the "Whitman Funds"), provided, however, that if the Whitman Funds shall become the Beneficial Owner of an aggregate of 19% or more of the Common Shares of the Company then outstanding (regardless of whether such Common Shares were acquired before or after the date hereof), then the Whitman Funds shall be deemed an "Acquiring Person". Notwithstanding the foregoing, no Person shall become an "Acquiring Person"(including the Whitman Funds) as the result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more (or with respect to the Whitman Funds, 19% or more) of the Common Shares of the Company then outstanding; provided, however, that if a Person shall, together with all Affiliates or Associates of such Person, become the Beneficial Owner of 15% or more (or with respect to the Whitman Funds, 19% or more) of the Common Shares of the Company then outstanding by reason of share acquisitions by the Company and if such Person or such Person's Affiliates or Associates shall, after such share acquisitions by the Company, become the Beneficial Owner of any additional Common Shares of the Company, and


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         immediately  after  becoming the  Beneficial  Owner of such  additional
         Common Shares, such Person shall, together with all Affiliates and Associates of such Person, be the Beneficial Owner of 15% or more (or with respect to the Whitman Funds, 19% or more) of the Common Shares of the Company then outstanding, then such Person (unless such Person shall be (1) the Company, (2) any Subsidiary of the Company, (3) any employee benefit plan of the Company or of any Subsidiary of the Company, or (4) any entity holding Common Shares for or pursuant to the terms of any such plan described in clause (3) of this sentence) shall be deemed an "Acquiring Person". An entity other than the Company or any Subsidiary of the Company holding Common Shares for or pursuant to the terms of an employee benefit plan of the Company or of any Subsidiary of the Company and in addition being the Beneficial Owner of Common Shares that are not held for or pursuant to the terms of any
         such  plan  shall  be  deemed  to  constitute   an  Acquiring   Person,
         notwithstanding anything herein stated, if, but only if, it, together with its Affiliates and Associates, shall be the Beneficial Owner of 15% or more, exclusive of those Common Shares held by it for or pursuant to the terms of any such plan, of the Common Shares then outstanding.

                  2. Section 3(a) of the Original Agreement is hereby amended in its entirety to read as follows:


                  (a) Until the earlier of (i) the Close of Business on the 15th day after the Shares Acquisition Date or (ii) the Close of Business on the 15th day (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any Person becomes an Acquiring Person) after the date of the commencement by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) of, or of the first public announcement of the intention of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) to commence (which intention shall not have been withdrawn within five business days (as defined in Rule 14d-1 of the General Rules and Regulations under the Exchange Act) after such public announcement), a tender or exchange offer the consummation of which would result in beneficial ownership by a Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) of 15% or more (or by the Whitman Funds of 19% or more) of the then outstanding Common Shares (including any such date that is after the date of this Agreement and prior to the issuance of the Rights, the earlier of such dates being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of Section 3(b)) by the certificates for Common Shares registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates where the context so requires) and not by separate Right Certificates, and (y) the right to receive Right Certificates will be transferable only in connection with the transfer of Common Shares. Notwithstanding anything stated in this Section 3 to the contrary, the Distribution Date shall in no event occur until the authority of the Board of Directors of the Company to redeem the Rights pursuant to
         Section 23(a), as such section may be amended pursuant to Section 27, shall have terminated. As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested, send, at the expense of the Company) by first-class, postage-prepaid mail, to each record holder of Common Shares as of the Close of Business on the

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         Distribution  Date,  at the address of such holder shown on the records of the Company, one or more Right Certificates, in substantially the form of Exhibit B hereto (the "Right Certificates"), evidencing one Right for each Common Share so held, subject to adjustment pursuant to
         Section 11(i). In the event that an adjustment in the number of Rights per Common Share has been made pursuant to Section 11(i), at the time Right Certificates are distributed, the Company may, to the extent provided in Section 14(a), make the necessary and appropriate adjustments (as set forth in Section 14(a)) so that Right Certificates are distributed representing only whole numbers of Rights and pay cash in lieu of fractional Rights pursuant to Section 14(a). As of and after the Distribution Date, the Rights will be evidenced solely by such Right Certificates.

                  3. Section 27 of the Original Agreement is hereby amended in its entirety to read as follows:

                 Section 27. Supplements and Amendments. The Company may and the Rights Agent shall, if so directed by the Company, from time to time supplement or amend this Agreement without the approval of any holders of Common Shares or Right Certificates in order (i) to extend the Final Expiration Date or, provided that at the time of such amendment (x) no Person has become an Acquiring Person or (y) a majority of the directors are Continuing Directors, to extend the period during which the Rights may be redeemed, notwithstanding anything to the contrary provided in clause (iv), (ii) to cure any ambiguity, or to correct or supplement any provision contained in this Agreement which may be defective or inconsistent with any other provisions in this Agreement, (iii) prior to the Distribution Date, to otherwise change or supplement any provision in this Agreement in any manner which the Company may deem necessary or desirable, or (iv) following the Distribution Date, to otherwise change or supplement any provision in this Agreement in any manner which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Right Certificates (other than Right Certificates evidencing Rights that shall have become null and void pursuant to Section 11(a)(ii)). Without limiting the foregoing, the Company may at any time prior to such time as any Person becomes an Acquiring Person amend this Agreement to lower the thresholds set forth in Sections 1(a) and 3(a) from 15% to not less than the greater of (i) the sum of .001% and the largest percentage of the outstanding Common Shares then known by the Company to be beneficially owned by any Person (other than (1) the Company, (2) any Subsidiary of the Company, (3) any employee benefit plan of the Company or any Subsidiary of the Company,
         (4) any entity holding Common Shares for or pursuant to the terms of any plan described in clause (3) of this sentence or (5) the Whitman Funds) or (ii) 10%. Notwithstanding anything in this Agreement to the contrary, no supplement or amendment that changes the rights and duties of the Rights Agent under this Agreement shall be effective without the written consent of the Rights Agent.

                  4. Notwithstanding the provisions herein, in the event the

Whitman Funds after the date hereof become the Beneficial Owner of less than 15%

of the Common Shares of the Company then outstanding, the amendments effected hereby shall, without any action of the Company or the Rights Agent, be of no further force or effect.



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                  The Original Agreement shall remain in full force and effect without amendment except this Amendment and any other amendment made in accordance with Section 27 of the Agreement. All references in the Original

Agreement to "this Agreement" or the "Agreement" or "hereof" and all references in this Amendment to the Agreement shall hereafter be deemed to be references to the Original Agreement as amended by this Amendment and any other amendment made in accordance with Section 27 of the Agreement. All terms used in this Amendment that are defined in the Original Agreement but are not defined herein shall have the meanings ascribed to them in the Original Agreement.


                  IN WITNESS WHEREOF, the parties hereto have caused this

Amendment to be duly executed as of the day and year first above written.

                                                FSI International, Inc.


                                               By          /s/ Benno Sand
                                                 ------------------------------
                                               Its         EVP, CAO

                                               Harris Trusts and Savings Bank


                                               By         /s/ Bruce R. Hartney
                                                 ------------------------------
                                               Its         Vice President






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